EXHIBIT 99.3

JOINDER

TO

STOCKHOLDERS AGREEMENT

October 6, 2023

This Joinder Agreement (“Joinder”) is entered into as of October 6, 2023, by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement (the “Stockholders Agreement”), dated as of May 16, 2022, by and among Emerson Electric Co. (the “Emerson Parent”), a Delaware corporation, Aspen Technology, Inc., a Delaware corporation (“Company”), and EMR Worldwide Inc., a Delaware corporation (“EMR Worldwide”).

Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to such terms in the Stockholders Agreement.

1.  Joinder. The undersigned Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder, the Joining Party shall (i) join and become party to the Stockholder Agreement, as of the date hereof, (ii) have all of the rights and obligations of EMR Worldwide under the Stockholder Agreement, and (iii) perform all obligations and duties of EMR Worldwide under the Stockholders Agreement, in each case as if the Joining Party were an original signatory to the Stockholders Agreement.

2.   Stockholders Agreement. This Joinder shall be attached to and become a part of the Stockholders Agreement.

3.   Headings; Incorporation by Reference. The headings in this Joinder are for reference only and shall not affect the interpretation of this Joinder. Section 7.2 (Governing Law) Section 7.8 (Interpretations), and Section 7.11 (Counterparts; Electronic Transmission of Signatures) of the Stockholders Agreement are hereby incorporated herein by reference, mutatis mutandis, as if fully set out herein.

[SIGNATURE PAGE TO FOLLOW]

In Witness Whereof, the Joining Party has executed this Joinder as of the date first set forth above.

JOINING PARTY

RUTHERFURD US LLC

By:	/s/ John A. Sperino
	Name:	John A. Sperino
	Title:	Authorized Signatory